Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Friday, January 28, 2011	Rich Sheffer (952) 887-3753

DONALDSON COMPANY DECLARES QUARTERLY CASH DIVIDEND

MINNEAPOLIS, January 28, 2011-- Donaldson Company, Inc. (NYSE: DCI), announced today that its Board of Directors declared a regular cash dividend of 13 cents per share, payable March 18th to shareholders of record as of February 25th.  As of December 31st, there were approximately 76,800,000 shares outstanding.

The current declaration is the 222nd consecutive quarterly cash dividend paid by Donaldson over a time span of 55 years.

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment.  We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence.  Our employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI.  Additional information is available at www.donaldson.com.

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